Exhibit 10.17

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Mr. Scott LaGrange	December 23, 2005
Shaw Environmental and Infrastructure, Inc.

Dear Mr. LaGrange:

Re:	Agreement for purchase of Arsenic ion exchange units

This letter sets forth the mutual understanding between Shaw Environmental and Infrastructure, Inc. (“Buyer”) and Basin Water, Inc. (“Seller”), with respect to the sale and purchase of certain Basin Water ion exchange units totaling $5 million.

The initial transaction consists of the immediate purchase of three standard arsenic 1,000 gpm regenerable ion exchange Basin Water units. The three units combined will be known as the “Units”. The remaining amount of the $5 million total will represent units that are committed to be sold and purchased in the year 2006.

Transaction Provisions:

1.	The Buyer will purchase the Units for a purchase price of $758,550 per unit, for a total of $2,275,650.

a.	The payment terms of this purchase consist of:

i.	[***] payment from Buyer to Seller upon execution of this letter.

ii.	The remaining [***] payment from Buyer to Seller will be paid no later than December 31, 2007.

iii.	Such remaining balance shall be [***] for the first nine months. Interest of [***] shall accrue on any balance outstanding over nine-months and shall accrue until such balance and interest is paid.

iv.	For sales of Units to Buyer’s customers made prior to December 31, 2007, the remaining balance due shall be paid to Seller as the sales occur.

2.	The Buyer also commits to purchase an additional $2,724,350 in Basin Water ion exchange units during the 2006 calendar year, for a total purchase of $5 million including the units in paragraph 1 and 2. Size, configuration and contaminant requirements to be identified during the year 2006. The commitment shall be satisfied no later than December 31, 2006. Payment terms for this purchase, or series of purchases, to consist of:

a.	[***] payment from Buyer to Seller upon execution of a purchase order for a unit or units applicable to this additional commitment amount of $2,724,350. These purchase orders can be placed any time during the calendar year 2006.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

b.	The remaining [***] payment from Buyer to Seller for each purchase order shall be paid no later than twelve months from the date of each purchase order, but in no event beyond December 31, 2008.

c.	Such remaining balance shall be [***] for the first [***] months. Interest of [***] shall accrue on any balance outstanding over nine-months and shall accrue until such balance and interest is paid.

d.	For sales of Units to Buyer’s customers made prior to December 31, 2008, the remaining balance due shall be paid to Seller as the sales occur.

3.	Seller has the right to file a UCC-1 filing on each of the Units to record their ownership interest until such Units have been paid in full.

4.	Buyer to be responsible for all taxes, including but not limited to sales, property and other taxes, if any.

5.	Seller hereby grants to Buyer warrants to purchase 300,000 shares of Basin Water, Inc. common stock at $7.00 per share. Such right to purchase such shares shall expire five (5) years from the date hereof. The warrants shall vest and be exercisable at 20% of the 300,000 warrants granted for each $1 million paid in cash toward the purchase of Basin Water ion exchange units.

6.	Seller to provide its standard warranty and support as specified in Article V of the Sales Agreement.

7.	In accordance with Article 4.3 of the Sales Agreement, the terms of delivery for these Units shall be FOB shipping point. Buyer is responsible for providing adequate insurance on the Units.

8.	Buyer shall be able to apply the total $5,000,000 purchase commitment to any “exclusive state” as defined in the executed Sales Agreement to achieve and maintain that state’s exclusivity as defined in the Sales Agreement.

9.	All other terms and conditions set forth in the executed Sales Agreement between Shaw and Basin Water shall apply to this purchase commitment.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Other Provisions:

1.	Definitive Purchase Agreement - A Definitive Purchase Agreement (the “Purchase Agreement”) will be drafted and will be in a form customary for transactions of this type and will include, in addition to the matters set forth in this letter, customary representations, warranties, indemnities, covenants and other matters typically found in purchase agreements. The agreement will be prepared by the Seller and be subject to review by the Buyer and their counsel. The agreements will be drafted under the laws of the State of California and all claims associated with the Purchase Agreement will be dealt with in the State of California.

2.	Public Announcements And Third Party Dealings - The Buyer and Seller agree that they will not make any disclosure about the existence or contents of this letter or cause to be publicized in any matter whatsoever by way of interview, responses to questions or inquiries, press releases or otherwise, any aspect or proposed aspect of this transaction without prior written notice and approval of the other party, except as may be otherwise required by law but only in compliance with the terms of the confidentiality agreement.

3.	Expenses - Each party will be responsible for its own attorney’s fees, accountant’s fees and expenses related to this transaction.

4.	Controlling Law - This letter and the Purchase Agreement shall be construed in accordance with the laws of the State of California.

5.	It is the intent of both Buyer and Seller that this letter is binding on each party.

6.	For the purpose of this letter and the Purchase Agreement and such other necessary documents to facilitate this transaction, that all documents may be transmitted by facsimile machine (“fax”), and such faxed copies shall be treated for all purposes as shall be considered for all purposes as an original signature, and all such faxed documents shall be considered to have the binding legal effect of original documents. Each party hereto agrees that any document so faxed shall upon request of any party be executed by each signatory party in an original form.

Dated to be effective on the date set forth below:

Buyer		Seller

Signature:	/S/ SCOTT P. LAGRANGE	Signature:	/S/ PETER L. JENSEN
Printed:	Scott P. LaGrange	Printed:	Peter L. Jensen
Title:	Executive Vice President	Title:	President

For:	Shaw Environmental & Infrastructure, Inc.	For:	Basin Water, Inc.

Date:	12-23-05	Date:	12-23-05